Exhibit 99.1

World Acceptance Corporation Reports Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 22, 2014--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2014.

Net income for the second quarter decreased 1.4% to $21.3 million compared to $21.6 million for the same quarter of the prior year. Net income per diluted share increased 20.0% to $2.16 in the second quarter of fiscal 2014 compared to $1.80 in the prior year quarter. Total revenues increased to $152.6 million in the second quarter of fiscal 2015, a 1.7% increase over the $150.0 million reported in the second quarter last year.

The Company’s growth in earnings per share has benefitted from our ongoing share repurchase program during the current fiscal year. We continue to use our excellent cash flow and strong financial position to fund our loan growth while repurchasing shares. In the first six months of fiscal 2015, the Company has repurchased approximately 800,000 shares for $63.4 million. Combined with the 2.1 million shares repurchased during fiscal 2014, the Company has reduced its weighted average diluted shares outstanding by 17.2%, when comparing the two six-month periods. There were approximately 9.5 million shares outstanding as of September 30, 2014.

The Company continued to experience lower growth rates for loans due to lower demand in our US operations. Gross loans amounted to $1.19 billion at September 30, 2014, a 2.6% increase over the $1.16 billion outstanding at September 30, 2013, and a 9.0% increase since the beginning of the fiscal year. Loan growth benefited from a change in our branch level incentives that was implemented July 1, 2014.

Interest and fee income increased 2.6%, from $133.0 million to $136.5 million in the second quarter of fiscal 2015 due to continued growth in our loans outstanding. Insurance and other income decreased by 5.2% to $16.1 million in the second quarter of fiscal 2015 compared with $17.0 million in the second quarter of fiscal 2014.

The net charge-off rate decreased as a percent of net loans on an annualized basis from 15.4% for the three months ended September 30, 2013 to 10.1% for the three months ended September 30, 2014. Accounts contractually delinquent 61+ days increased from 5.3% at September 30, 2013 to 7.0% at September 30, 2014. The allowance to net loans increased from 8.0% at September 30, 2013 to 9.4% at September 30, 2014. Our net charge-off rate, delinquencies, and allowance to loans ratio were all significantly impacted by the change in branch level incentives mentioned above. The change did not have a significant impact on our provision as the increase in allowance related to delinquent accounts was largely offset by the decrease in net charge-offs. The provision for the quarter decreased $2.0 million dollars quarter over quarter due to a $1.5 million qualitative increase to the provision recorded in the second quarter of fiscal 2014 as well as slower loan growth from June 30, 2014 to September 30, 2014 compared with the same period in the prior year.

The Company’s general and administrative expenses increased by 5.6% compared with the second quarter of the prior year due primarily to new offices opened during fiscal 2015. The Company opened 30 new offices and merged 8 offices during the first six-months of the fiscal year, resulting in a total of 1,293 offices at September 30, 2014. General and administrative expenses as a percent of total revenues increased from 48.0% in the prior year quarter to 49.8% during the current fiscal quarter.

The Company’s second quarter effective income tax rate increased slightly to 38.0% compared with 37.5% in the prior year’s second quarter.

Other key return ratios for the second quarter included an 11.9% return on average assets and a return on average equity of 33.8% (both on a trailing 12-month basis).

Six-Month Results

For the first six-months of the fiscal year, net income decreased 1.9% to $43.8 million compared with $44.7 million for the six-months ended September 30, 2013. Fully diluted net income per share rose 18.5% to $4.35 in fiscal 2015 compared with $3.67 for the first six-months of fiscal 2014.

Total revenues for the first six-months of fiscal 2015 rose 2.6% to $302.9 million compared with $295.2 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans decreased from 14.5% during the first six-months of fiscal 2014 to 11.4% for the first six-months of fiscal 2015.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,293 offices in 14 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-503-8169, passcode 1190063. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=100732. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest & fees	$136,477	133,010	270,893	260,988
Insurance & other	16,077	16,954	31,973	34,241
Total revenues	152,554	149,964	302,866	295,229
Expenses:
Provision for loan losses	36,161	38,188	67,054	66,891
General and administrative expenses
Personnel	50,943	49,134	105,182	102,444
Occupancy & equipment	10,373	9,692	20,437	19,071
Advertising	3,429	3,050	6,591	5,773
Intangible amortization	188	265	390	577
Other	11,114	9,848	21,158	19,361
	76,047	71,989	153,758	147,226
Interest expense	6,026	5,281	11,591	9,957
Total expenses	118,234	115,458	232,403	224,074
Income before taxes	34,320	34,506	70,463	71,155
Income taxes	13,047	12,941	26,635	26,478
Net income	$21,273	21,565	43,828	44,677
Diluted earnings per share	$2.16	1.80	4.35	3.67
Diluted weighted average shares outstanding	9,846	11,980	10,066	12,160

Consolidated Balance Sheets
(unaudited and in thousands)

		September 30,	March 31,	September 30,
		2014	2014	2013
ASSETS
Cash		$14,632	19,570	14,489
Gross loans receivable		1,194,040	1,112,307	1,163,238
Less: Unearned interest & fees		(321,794)	(298,388)	(320,980)
Allowance for loan losses		(81,818)	(63,255)	(67,608)
Loans receivable, net		790,428	750,664	774,650
Property and equipment, net		25,810	24,826	23,957
Deferred income taxes		36,902	33,514	36,243
Goodwill		5,967	5,967	5,967
Intangibles		3,544	3,778	4,253
Other assets		12,693	11,708	11,150
		$889,976	850,027	870,709

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable		559,700	505,500	486,850
Income tax payable		7,691	9,521	6,024
Accounts payable and accrued expenses		28,978	27,651	25,109
Total liabilities		596,369	542,672	517,983
Shareholders’ equity		293,607	307,355	352,726
		$889,976	850,027	870,709

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Expenses as a percent of total revenues:
Provision for loan losses	23.7%	25.5%	22.1%	22.7%
General and administrative expenses	49.8%	48.0%	50.8%	49.9%
Interest expense	4.0%	3.5%	3.8%	3.4%

Average gross loans receivable	1,187,530	$1,150,564	1,161,287	$1,121,423

Average loans receivable	865,563	$833,032	847,122	$814,733

Loan volume	$696,264	$773,544	$1,427,830	$1,555,643

Net charge-offs as percent of average loans	10.1%	15.4%	11.4%	14.5%

Return on average assets (trailing 12 months)	11.9%	12.2%	11.9%	12.2%

Return on average equity (trailing 12 months)	33.8%	28.2%	33.8%	28.2%

Offices opened (closed) during the period, net	22	20	22	27

Offices open at end of period	1,293	1,230	1,293	1,230

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer